Exhibit 99.1

Calithera Reports Financial Results

for the Fiscal Quarter Ended September 30, 2014

SOUTH SAN FRANCISCO, Calif., Nov. 14, 2014 (GLOBE NEWSWIRE) — Calithera Biosciences, Inc. (Nasdaq: CALA), a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer, announced today its financial results for the fiscal quarter ended September 30, 2014.

“Calithera has made significant accomplishments, both financially and operationally, through the third quarter of this year,” said Susan Molineaux, PhD, President and Chief Executive Officer. “With the successful completion of our initial public offering following the end of the third quarter, we have strengthened our balance sheet and we continue to execute on our development plan to meet our milestones in 2015.”

Selected Third Quarter 2014 Financial Results

Cash and cash equivalents totaled $34.9 million at September 30, 2014. In October 2014, Calithera raised net proceeds of approximately $71.7 million in its initial public offering.

Research and development expenses for the three months ended September 30, 2014 were $3.9 million, compared to $2.7 million in the same period in 2013. The increase in research and development expenses from 2013 to 2014 was primarily attributed to higher expenses associated with the advancement of CB-839, the Company’s first-in-class glutaminase inhibitor, into Phase 1 clinical trials in February 2014 and investments in the Company’s arginase inhibitors program.

General and administrative expenses for the three months ended September 30, 2014 were $1.3 million, compared to $0.6 million in the same period in 2013. The increase from 2013 to 2014 was primarily due to higher employment related expenses, including stock based compensation expense, and professional service fees relating to the Company’s preparations to operate as a publicly traded company.

About Calithera

Calithera Biosciences, Inc. is a clinical-stage pharmaceutical company focused on discovering and developing novel small molecule drugs directed against tumor metabolism and tumor immunology targets for the treatment of cancer. Calithera’s lead product candidate, CB-839, is currently being evaluated in three Phase 1 clinical trials in solid and hematological cancers. Calithera is headquartered in South San Francisco. For more information about Calithera, please visit www.calithera.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Such statements contained in this press release include expectations regarding the timing of initiation and enrollment of our clinical trials. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, as well as risks relating to Calithera’s business in general, see Calithera’s prospectus dated October 1, 2014, filed with the Securities and Exchange Commission (SEC) on October 2, 2014 and Quarterly Report on Form 10-Q filed with the SEC on November 13, 2014.

Calithera Biosciences, Inc.

Selected Statements of Operations Financial Data

(in thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating expenses:
Research and development	$3,894	$2,735	$11,395	$6,804
General and administrative	1,347	583	3,488	1,486

Total operating expenses	5,241	3,318	14,883	8,290

Loss from operations	(5,241)	(3,318)	(14,883)	(8,290)
Other income	2	—	4	—

Net loss and comprehensive loss	$(5,239)	$(3,318)	$(14,879)	$(8,290)

Calithera Biosciences, Inc.

Selected Balance Sheets Financial Data

(in thousands)

(unaudited)

	September 30, 2014	December 31, 2013
Balance Sheet Data:
Cash and cash equivalents	$34,852	$33,820
Working capital	32,128	32,825
Total assets	39,642	34,844
Accumulated deficit	(45,021)	(30,142)
Total stockholders’ (deficit) equity	(35,013)	(20,813)

Contact:

Jennifer McNealey

ir@Calithera.com

650-870-1071

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